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                                                                    EXHIBIT 3.17
                                                (Unofficial English Translation)

          Deed of Transformation of Lear Automotive (EEDS) Spain S.L.

ONE. Folio one hundred and fifty-seven et seq. of Volume thirty-seven of the Section of Companies, contains entries one to four hundred and ninety-three, Page no. T-3,867, relating to LEAR AUTOMOTIVE (EEDS) SPAIN SOCIEDAD LIMITADA, referred to in said Application Form.

TWO. Under a public deed executed before the Notary Public of Valls, Mr. Rafael Losada dated the thirtieth day of December in the year nineteen hundred and fifty, the Company hereby certified is incorporated giving rise to the first entry made at this Registry, dated the fourteenth day of March in the year nineteen hundred and fifty-one.

THREE. By Resolution adopted by the General Meeting of Partners held on the fifteenth day of April in the year nineteen hundred and ninety-nine, executed in a public instrument before the Notary Public of Valls Mr. Manuel Rius Verdu, on the fifteenth day of April, in the year nineteen hundred and ninety-nine, it was resolved to transform the company into a Limited Liability Company, which gave rise to entry number four hundred and one at this registry on the twenty-seventh day of April, in the year nineteen hundred and ninety-nine.

FOUR. By Resolution adopted by the General Meeting of Partners held on the thirty-first day of May, in the year nineteen hundred and ninety-nine, executed in a public instrument before the Notary Public of Madrid, Mr. Jose-Manuel Rodriguez-Escudero Sanchez, on the thirtieth day of June, in the year nineteen hundred and ninety-nine, remedied and amended by another public deed executed before said Notary Public on the seventeenth day of September, in the year nineteen hundred and ninety-nine, it was resolved, among other matters, to change the name of the Company from MECANISMOS AUXILIARES INDUSTRIALES SOCIEDAD LIMITADA to its current name, LEAR AUTOMOTIVE (EEDS) SPAIN, SOCIEDAD LIMITADA, which gave rise to entry number four hundred and four, made at this Registry on the fourteenth day of October in the year nineteen hundred and ninety-nine.


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FIVE. The capital of the Company hereby certified is EUROS TWO MILLION FOUR
HUNDRED TWENTY-SIX THOUSAND FIFTY-SIX AND FORTY CENTS.